Exhibit 21.1

LIST OF SUBSIDIARIES

The following figure sets forth our corporate structure as of February 19, 2004.

China Energy Ventures Corp. a Nevada corporation
100%	100%
Big Sky Network Canada Ltd. a British Virgin Islands corporation	Big Sky Energy Kazakhstan Ltd. an Alberta corporation
100%	50%	90%
Chengdu Big Sky Network Technology Services Ltd. a Chinese limited liability corporation	Sichuan Huayu Big Sky Network Ltd.(1) a Chinese limited liability corporation	KoZhaN LLP A Kazakhstan limited liability partnership
(1)	Big Sky Canada has a 50% interest in the joint venture and a profit interest of 65% from 2001 through 2007; 50% from 2008 through 2014; and 35% from 2015 through 2020.